Exhibit 99.2
EBITDA and EBITDAX RECONCILIATION TO
NET INCOME AND NET CASH PROVIDED
PERIODS INDICATED

($ Thousands)	1Q07	1Q06
Net cash provided by operating activities per CF Stmt	1,000	(402)
Change in operating assets and liabilities	(8,669)	(5,211)
Operating CF before change in operating assets & liabilities	9,670	4,809

Deferred income taxes	(4,301)	-
Cash portion of net interest expense	251	50
Derivative settlements loss	1,143	633
Income tax	(965)	763
Exploration costs	375	444
Dry hole costs	(280)	-
Change in components of other comprehensive income	(1,143)	-

Ebitdax	4,750	6,698
Less: Exploration costs	375	444
Ebitda	4,375	6,254

Less:
Loss (Gain) on sale of assets	-	(0)
Income tax expense	(965)	763
Impairment & abandonments	686	476
Derivative Loss (Gain)	1,143	639
Interest, net	251	50
Non cash stock compensation	226	252
DD&A	4,926	2,800
Net Income (Loss)	(1,892)	1,275

EBITDAX is earnings before income taxes, interest, depreciation, depletion, amortization, impairment, abandonment and exploration expense. EBITDA equals EBITDAX less exploration expense. We believe EBITDA and EBITDAX provide a more complete analysis of TXCO’s operating performance and debt servicing ability relative to other companies, and of our ability to fund capital expenditure and working capital requirements.

These measures are widely used by investors and rating agencies. EBITDA, with certain negotiated adjustments, is referenced in TXCO’s financial covenants and required in reporting under our credit facility. EBITDA and EBITDAX are not measures of financial performance under GAAP. Accordingly, they should not be considered as substitutes for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP.

Columns / rows may not foot / cross-foot due to rounding.